                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Millenium Sports Management, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                      MILLENNIUM SPORTS MANAGEMENT, INC.
                                 Ross' Corner
                     U.S. Highway 206 and County Route 565
                          Augusta, New Jersey  07822



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  To be held

                               DECEMBER 29, 1999


To the Shareholders of MILLENNIUM SPORTS MANAGEMENT, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting (the "Annual Meeting") of Shareholders of Millennium Sports Management, Inc. (the "Company"), will be held at the Ramada Inn North at I-4 and S.R. 434, Exit 49, Longwood, Florida, on Wednesday, December 29, 1999, at 10:00 a.m. local time, for the following purposes:

     1.   To elect four directors to hold office until the 2000 Annual Meeting.

     2. To ratify the appointment of Murphy & Townsend, LLC, as auditors of the Company for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The board of Directors has fixed November 24, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. The stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on November 24, 1999, will be entitled to vote at the Annual Meeting or any adjournment(s) thereof.

                                        By Order of the Board of Directors


                                        Mary Anne Hartung, Secretary



WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR
------------------------------------------------------------------------------
PROXY FORM PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR YOUR USE.
-------------------------------------------------------------------

                       MILLENNIUM SPORTS MANAGEMENT, INC.
                                  Ross' Corner
                     U.S. Highway 206 and County Route 565
                           Augusta, New Jersey  07822


                           --------------------------

                                PROXY STATEMENT

                           --------------------------


                  GENERAL INFORMATION CONCERNING SOLICITATION

     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Millennium Sports Management, Inc. (the "Company"), for its 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ramada Inn North at I-4 and S.R. 434, Exit 49, Longwood, Florida, at 10:00 a.m. local time on Wednesday, December 29, 1999, or any adjournment(s) thereof. Shares cannot be voted at the Annual Meeting unless their owner is present in person or represented by proxy. Copies of this Proxy Statement (which includes the annual report and financial statements required by applicable proxy rules) and the accompanying form of proxy are being mailed to the shareholders of the Company (as same were constituted on the November 24, 1999, record date) on or about December 6, 1999. The principal executive offices of the Company are located at the address indicated above.

     If a proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications made, or if no specification is made, the shares will be voted to approve each proposition and to elect each nominee for director identified on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a notice in writing revoking it. A proxy may also be revoked by any shareholder present at the Annual Meeting who expresses a desire in writing to revoke a previously delivered proxy and to vote his or her shares in person. The mere presence at the Annual Meeting of the person appointing a proxy does not revoke the appointment. In order to revoke a properly executed and returned proxy, the Company must receive a duly executed written revocation of that proxy before it is voted. A proxy received after a vote is taken at the Annual Meeting will not revoke a proxy received prior to the Annual Meeting; and a subsequently dated proxy received prior to the vote will revoke a previously dated proxy.

     All expenses in connection with the solicitation of proxies, including the cost of preparing, handling, printing, and mailing the Notice of Annual Meeting, Proxies, and Proxy Statements will be borne by the Company. Directors, officers, and regular employees of the Company, who will receive no additional compensation therefor, may solicit proxies by telephone or personal call, the cost of which will be nominal and will be borne by the Company. In addition, the Company will reimburse brokerage houses and other institutions and fiduciaries for their expenses in forwarding proxies and proxy soliciting material to their principals.


                            DESCRIPTION OF BUSINESS


     Unless otherwise indicated, all descriptions of and references to the Company's common stock, and all share and per share information, contained in this report have been adjusted to give effect to a 1-for-10 reverse stock split effected by the Company as of the close of business on January 4, 1999.

     From June 1, 1994, to April 13, 1995, the Company operated as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, as more fully described in this report.


     Millennium Sports Management, Inc., formerly known as Skylands Park Management, Inc. (the "Company"), was incorporated in the State of New Jersey in August 1991. The Company has developed a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). Sussex County is located in the heart of New Jersey's "Skylands" region (comprising the counties of Sussex, Warren, Passaic, Morris, and Hunterdon), approximately 50 miles northwest of New York City. The Complex has been designed with a view to addressing both the entertainment interests and the sports and other recreational needs of the region's diverse population (including interest in spectator sports, and the need for equipment and practice facilities for participatory sports and activities), including tourists who visit the region regularly. The Company also seeks to take advantage of the related market for sporting goods, sports apparel, and sports collectibles.

     The centerpiece of the Complex is Skylands Park, which is a 4,300 seat professional baseball stadium ("Skylands Park"), and is, among other things, the home of the New Jersey Cardinals (the "Team"), a Class "A" Minor League affiliate of the St. Louis Cardinals Major League baseball franchise of the National League. The company has a minority ownership interest in Minor League Heroes, L.P. ("Heroes"), the limited partnership that owns the Team. The Team is a member of the New York-Penn league. Skylands Park was placed in operation in April 1994, and the Team has played all of its home games at Skylands Park during the 1994 through 1998 Minor League baseball seasons.

     During the 1998 calendar year, in addition to the Team's 37 regular season home games, a total of 28 other baseball game dates were held at Skylands Park, including eight home games of the New Jersey Diamonds, a team owned and operated by the Ladies Professional Baseball ("LPB") league. However, in July 1998, LPB announced that it was canceling all further league games for the balance of 1998, including the remaining 20 New Jersey Diamonds home games, and it now appears unlikely that LPB will resume operations or fulfill the balance of its lease obligations running through the year 2000. In addition to baseball games, a total of five other events were held at Skylands Park during the 1998 calendar year, consisting of two professional wrestling events and three paid photo shoots.

     The remainder of the complex follows a courtyard village design theme and includes a recreation facility containing batting cages, pitching tunnels, a soft-play area, a sports video parlor, half-court basketball, a children's party room, a sports collectibles store, a wholesale and retail sporting goods outlet, and an exhibit hall.

     The Company currently operates in the Complex a Skylands Sporting Goods store, which sells, both at retail and at wholesale, a broad range of sporting goods relating to baseball and other sports, and Team paraphernalia and apparel.

     In March 1998, the Company entered into agreements with affiliates of Golf Stadiums, Inc., William F. Rasmussen, and Glenn J. Rasmussen in implementation of such parties' October 1997 letter of intent, with respect to the development, through a joint venture corporation known as Stadium Capital, Inc. ("Stadium Capital"), of a "Stadium Golf" resort destination (including two 18-hole golf courses) in Naples, Florida. The Company invested $150,000 in cash for capital, $25,000 in expense reimbursements and Class D Warrants for 100,000 shares of common stock of the Company, in respect of a 50% interest in the joint venture. In September 1998, the Company determined that the prospects for the golf facility had become remote and therefore determined to write off its investment in the joint venture.

     The Company anticipates receiving approximately $42,000 per year in rent from the Team and parking revenues from the Team's home games, which management does not believe will constitute a significant portion of the Company's revenues. The Company expects to generate additional revenues from, among other things, the rental of skyboxes and advertising signs in Skylands Park, rental, parking fees, and other revenues from other baseball games, the rental of Skylands Park for other sports and entertainment events, the operation of the retail, recreation and other related facilities in the Complex, and the Company's ownership interest in Heroes. For the 1998 baseball season, the Company rented and received payment for six skyboxes for the 1998 Team season for an aggregate annual rental of $56,640. In addition, the Company is entitled to 20% of all revenues from advertising sign rental commitments at Skylands Park. The Company's 20% share of such revenues in 1998 was approximately $75,000.

     The Company filed a voluntary petition for reorganization with the United States Bankruptcy Court for the District of New Jersey (the "Court") on June 1, 1994. The Company made such filing with a view to fostering a more orderly payment and resolution of the company's obligations. On April 13, 1995, with the requisite approval of the Company's creditors, the Court approved and confirmed the Company's proposed plan of reorganization (the "Plan"), and the Company has since paid substantially all of its pre-petition obligations at their original amounts, and has obtained releases of all liens on its assets and properties.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     At the back of this Proxy Statement are the Company's audited financial statements for the years ended December 31, 1998 and 1997 and the Company's unaudited financial statements as of June 30, 1999, and for the six months then ended. Although the six-month financial statements are unaudited, they include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein; the operating results for the six months ended June 30, 1999, will not, however, be indicative of the operating results to be expected for the full year.

     The following discussion and analysis should be read in conjunction with the information set forth in the financial statements and the notes thereof.

Results of Operations

     The following table sets forth operating data of the Company for the Company's 1998 and 1997 fiscal years and for the first six months of 1999 and 1998. Six-month data is unaudited and not indicative of the operating results to be expected for the full year.

                                                          Year Ended December 31              Six Months Ended June 30
                                                   ------------------------------------  ----------------------------------

                                                         1998               1997              1999              1998
                                                         ----               ----              ----              ----
Total Revenues                                        $     648,112        $   656,554       $  277,406       $    207,501

                                                        (13,876,517)        (1,517,619)        (592,468)        (1,426,727)
Cost of sales and services (1)                        -------------        -----------       ----------       ------------
Loss from operations                                   ($13,228,405)        ($ 861,065)       ($315,062)       ($1,219,226

Other Income (Expense):

    Income of limited partnership                            88,698             93,985              ---                ---

    Interest income (expense)                                11,670            (58,140)             460              3,968

Write-down of investment of joint venture                  (175,000)               ---              ---                ---
                                                      -------------        -----------       ----------       ------------

                                                          (  74,632)            35,845              460              3,968
                                                      -------------        -----------       ----------       ------------

Net Loss                                                ($3,303,037)         ($825,220)       ($314,602)       ($1,215,258)
                                                      =============        ===========       ==========       ============


Weighted average of common shares outstanding               662,780            220,304          722,337            605,491
                                                      -------------        -----------       ----------       ------------

Basic and diluted loss per share                           ($ 20.07)          ($  3.75)      ($    0.44)         ($   2.01)
                                                      =============        ===========       ==========       ============

(1) Costs during the six months ended June 30, 1998, include a non-cash pre-tax charge of $734,375, representing compensation expense attributable to the issuance of stock options to directors of the Company at an exercise price below the fair market value of the underlying common stock.

Sources and Uses of Resources and Comparative Annual Results for the Years Ended December 31, 1998, and 1997

     Effective December 31, 1998, the Company wrote down the carrying value of its fixed assets from $12,444,942 to $900,000, as more particularly described in the next section titled "Asset Impairment." Because of the relative magnitude and non-recurring nature of this write-down, the following comparison of year-to-year results does not include or give effect to such write-down, thereby yielding a clearer comparison of operating results from year to year.

     During the year ended December 31, 1998, the Company's revenues were approximately $648,000 consisting of approximately $347,000 of stadium rentals, admissions, and parking fees, approximately $214,000 of retail and concession sales, and approximately $87,000 of advertising and subscription revenues. Revenues in 1997 were approximately $657,000, and the decrease in revenues from 1997 to 1998 is primarily attributable to a 13% decrease in retail and concession sales and a 20% decrease in advertising and subscription revenues, offset in substantial part by a 15% increase in stadium rentals and admissions.

     From 1997 to 1998, total operating expenses (excluding the amount of the fixed asset write-down in 1998) increased from approximately $1,518,000 in 1997 to approximately $2,332,000 in 1998. Excluding the effects of the one-time non-cash charge to earnings described in the next paragraph, operating expenses increased by approximately 5% from 1997 to 1998, attributable primarily to an 11% increase in selling, general and administrative expenses, and a 17% increase in costs of stadium operations, offset in part by a 33% decrease in costs of retail and concession sales. Management intends to focus further efforts in 1999 to reducing the Company's selling, general, and administrative expenses, which constitute the single largest category of the company's ongoing expenses.

     In addition to normal operating expenses and the $11,545,000 write-down of fixed assets, the Company incurred a one-time non-cash charge to earnings of $734,375 (recorded as a compensation expense) in 1998, representing the difference between the exercise price and the fair market value per share on the date of grant for the full award of 25,000 shares of common stock for which options were granted under the Stock Award Plan. Also in 1998, the Company took a $175,000 charge as a write-off of investment in the Stadium Capital joint venture, although this charge is recorded as a non-operating expense.

     Excluding the $11,545,000 write-down of fixed assets in 1998, the Company incurred a net loss of approximately $1,758,000 in 1998, as compared to a net loss of approximately $825,000 in 1997. The increased loss is attributable primarily to the compensation expense (non-cash) and investment write-off described in the preceding paragraph. Excluding those non-recurring items, net loss was approximately the same from year to year. Loss per share went from $3.75 per share in 1997 to $2.65 per share in 1998; however, there were approximately three times as many weighted average common shares outstanding in 1998 as compared to 1997.

Sources and Uses of Resources and Comparative Quarterly Results for the Six Months Ended June 30, 1999, and 1998.

     The Company's stadium and facility rentals and admissions during the three and six months ended June 30, 1999, were approximately $145,000 and approximately $181,000, respectively, as compared to approximately $87,000 and approximately $114,000 for the three and six months ended June 30, 1998. The increases are principally attributable to the lease with the Bears. Retail and concession revenue decreased by approximately $9,000 for the three and six months ended June 30, 1999, to approximately $63,000 and $74,000, respectively. The decrease is principally attributable to an advance received from the Company's concessionaire in 1998 and reduced merchandise selection in 1999.

     Cost of stadium operations increased by approximately 10% to approximately $79,000 and approximately $113,000 for the three and six months ended June 30, 1999, respectively, as compared to approximately $71,000 and approximately $103,000 for the same periods in 1998. The increase reflects required maintenance to the stadium in connection with the Bears games. Cost of retail and concession sales as a percentage of retail and concession sales increased to approximately 60% for the three and six months ended June 30, 1999, respectively, as compared to 38% and 45% in the comparable prior year periods. The increase is due to the absence of a $12,000 advance received from the Company's concessionaire in 1998.

     Selling, general, and administrative expenses increased by approximately $24,000 and approximately $44,000 to approximately $213,000 and approximately $412,000 for the three and six months ended June 30, 1999, respectively, as compared to approximately $189,000 and approximately $369,000 for the same periods in 1998. The increase is due principally to an increase in insurance costs, stock transfer fees relating to the January 1999 reverse split, and certain professional fees.

     Depreciation and amortization expense decreased to approximately $10,000 and approximately $20,000 for the three and six months ended June 30, 1999, respectively, from approximately $91,000 and approximately $183,000 for the same periods in 1998. The decrease is attributable to the write-down of the Company's fixed assets by approximately $11,545,000 in the fourth quarter of 1998. The write-down reduced the depreciable basis of the underlying fixed assets.

     Net loss in the three and six months ended June 30, 1999, was approximately $110,000 and approximately $315,000, respectively, as compared to approximately $941,000 and approximately $1,215,000 in the three and six months ended June 30, 1998, respectively. The decrease is primarily attributable to a non-recurring charge for stock-based compensation recognized in the second quarter 1998 of approximately $734,000 and to the decrease in depreciation and amortization in the 1999 periods.


Plan of Reorganization

     In April 1995, the Company paid $1,600,000 in respect of its pre-petition unsecured liabilities (including payment in full of de minimis claims, and subject to the Company's reservation of rights to contest a limited number of unsecured claims), leaving a balance due in respect of such claims of approximately $2,608,000, which was payable pursuant to the terms of the Creditors' Note. The Company has fully paid the principal and accrued interest on the Creditors' Note, primarily out of net equity proceeds from the sale of common stock by the Company.

     Claims held by insiders (consisting primarily of former directors and executive officers of the Company and certain of their affiliates) in respect of pre-petition obligations (including but not limited to pre-petition loans made to the Company), originally in the aggregate amount of approximately $339,000, may be paid from time to time after payment in full of the Creditors' Note, as the cash flow of the Company may permit; or, at the option of each insider, may be paid at any time or from time to time in shares of common stock of the Company valued at the then-current market price of such common stock as reported on NASDAQ. During the six months ended June 30, 1999, approximately $6,000 was repaid upon conversion of such insider claims into 10,000 shares of common stock, leaving an unpaid balance of approximately $82,000 at September 30, 1999.

     Equity interests, including interests of stockholders and warrantholders are not altered or impaired under the terms of the Plan. However, pursuant to the Plan, the Company is not permitted to pay any dividends on its common stock until all required payments under the Plan have been made.

     The foregoing information regarding the Plan is merely a summary of certain material provisions thereof and is qualified in its entirety by the specific provisions of the Plan, a copy of which was previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.


Liquidity and Capital Resources

     The Company's primary sources of liquidity since its inception have been the sale of shares of common stock to and short-term borrowings from certain shareholders, which were used during the period from inception through March 1993; the net proceeds of approximately $739,000 from a private placement of common stock and warrants, which were used during the period from March 1993 through September 1993; the net proceeds of approximately $5,815,000 from an initial public offering of common stock and Class A Warrants, which were used during the last quarter of 1993 and the first quarter of 1994; short-term borrowings from certain officers, former shareholders, and other related and unrelated parties during March, April, and May 1994, which were used during the first and the beginning of the second quarter of 1994; proceeds from the exercise of Class A Warrants and Class B Warrants, which were received during the fourth quarter of 1994 and in 1995; net proceeds of $1,500,000 from a private placement of common stock in August 1995 (all of which net proceeds were utilized for partial prepayment of the Creditors' Note); and net proceeds of $2,965,228 from the issuance of and exercise of Class A Warrants and Class D Warrants and underwriter's warrants in 1997 and 1998. As of December 31, 1998, all unexercised Class A Warrants expired, and the Company had ceased any further offering of Class D Warrants.

     As of September 30, 1999, the Company had cash totaling approximately $524,000.

     In August 1999, the Company issued, in a private placement, 500,000 shares of the Company's common stock to Robert J. Hartung for $250,000. In addition, Mr. Hartung has loaned to the Company $250,000 payable in August 2001 with 10% interest per annum. The loan is collateralized by the real estate and improvements of the

Company, and is convertible as to principal in whole (but not in part) at any time into shares of common stock of the Company at $.50 per share. Upon conversion of the principal of this note, all accrued interest (other than interest on any principal) will be forgiven.


Purchase of Interest in Heroes

     In 1994, the Company purchased limited partnership interests in Heroes, the limited partnership that owns the Team. As of June 30, 1998, the Company owned a 16.82% limited partnership interest in Heroes. The cost of the Company's limited partnership interest was $284,375 paid in cash, including cash payments totaling $14,875 paid to persons who were then directors and executive officers of the Company.

     The Company is using the equity method to account for its investment in Heroes. The operations of Heroes are highly seasonal because the Team does not play any games during the first and last quarters of the year.

     Historically, the Company's share of the net income of Heroes has been $90,000 or more in each year, and the Company has received cash distributions from Heroes in amounts ranging from $35,000 to $100,000 in each year. The Company received a total of $98,994 as its full cash distributions from Heroes with respect to the 1997 year.

Seasonality

     The Company's cash flow from operations is significantly greater in each spring, summer, and fall than in the winter months when Skylands Park is not rented for outdoor events, and the Company relies upon income generated by its other businesses. In the event that the Company is unable to generate sufficient cash flow from operations during the seasons of full operations, or the Company is unable to develop or acquire additional businesses which will generate cash flow in the off-season, the Company may be required to utilize other cash reserves (if any) or seek additional financing to meet operating expenses, and there can be no assurance that there will be any other cash reserves or that additional financing will be available or, if available, on reasonable terms.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     At the close of business on the Record Date, there were outstanding 1,230,000 shares of common stock of the Company (the "Common Stock"), which constituted all of the voting securities of the Company. Each shareholder is entitled to cast one vote for each share of Common Stock held by him or her as of the Record Date which is present at the Annual Meeting either in person or by proxy. Only holders of record of the outstanding shares of the Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders of the Company do not have cumulative voting rights in the election of directors, and those nominees receiving a plurality of the votes cast at the Annual Meeting (assuming a quorum is duly constituted) will be elected to the four directorships which are up for election at the Annual Meeting. Pursuant to the Company's bylaws, the holders of a majority of the outstanding Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of the business scheduled for the Annual Meeting.

     The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, each director and nominee for director, and all executive officers and directors of the Company as a group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.


  Name and Address                                                      Shares Beneficially   Percentage
of Beneficial Owner (1)                   Position                           Owned (2)          Owned
-----------------------------------------------------------------------------------------------------------
Robert J. Hartung            Director, Nominee for Director                 1,072,500  (3)      62.0%
                             President, Chief Executive Officer

Robert N. Adams              Director, Nominee for Director                        28           0.0%
Allen J. Schwalb             Director, Nominee for Director                         0           0.0%
Craig McElroy                Director, Nominee for Director                         0           0.0%
William F. Rasmussen         None                                              50,000  (4)      2.9%
Glenn J. Rasmussen           None                                              50,000  (5)      2.9%
All directors and executive officers as a group (four persons)              1,072,528  (3)     62.0%

---------------------------------------------

(1) The address for all persons is c/o Millennium Sports Management, Inc., P.O. Box 117, Augusta, NJ 07822-0117.

(2)  All shares are directly held unless otherwise stated.

(3) Includes 500,000 shares which are subject to currently exercisable stock options.

(4) Consists of 50,000 shares which are subject to currently exercisable warrants issuable to William F. Rasmussen's affiliate, TGT of Naples, Inc.

(5) Consists of 50,000 shares which are subject to currently exercisable warrants issuable to Glenn J. Rasmussen's affiliate GTG of Naples, Inc.

                       DIRECTORS, NOMINEES FOR DIRECTOR,
                     AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information with respect to directors, nominees for director, executive officers, and key employees of the company as of the Record Date. There are no pending legal proceedings in which any director or nominee for director of the Company is a party adverse to the Company.

Name                                Age                           Position
-------------------------------------------------------------------------------------------------

     Robert J. Hartung              60    Director, Nominee for Director, President, Chief Executive
                                          Officer, Chief Financial Officer, Chief
                                          Accounting Officer

     Robert N. Adams                49    Director, Nominee for Director

     Allen J. Schwalb               61    Director, Nominee for Director

     Craig McElroy                  37    Director, Nominee for Director


     All directors are elected at the Annual Meeting of Shareholders and hold office until the next annual meeting and until their successors have been elected and qualified. Officers are elected by and hold office at the discretion of the Board of Directors.

     The following sets forth summary biographical information as to the business experience of each executive officer and director of the Company.

     Robert J. Hartung was elected a Director and President and Chief Executive Officer of the Company in August of 1999. From 1995 to present, Mr. Hartung has been the Chief Executive Officer of Sports World USA, Inc., a Florida real estate development corporation, engaged in the planning of a large resort and sports development. Previously, from 1985 to 1994, served as President and CEO of Champion Game Corporation, developer of the "Takeover" board game, and president and CEO of Sports World International, Inc., a real estate development company. From 1980-1985, Mr. Hartung was an adjunct Professor of Finance at Daytona Beach Community College. Earlier (from 1970 to 1980), he was involved in real estate development and ownership of numerous hotel, apartments, restaurants and lounges in Pennsylvania, Ohio, and Florida.

     Robert N. Adams has been a Director of the Company since April of 1999.
For the past 18 years, Mr. Adams has been the owner, operator, and President of Bob's Collectibles and Bob's Hot corner, retail sellers of sports memorabilia and collectibles. Since 1993, Bob's Hot Corner has operated in space leased from the Company.

     Allen J. Schwalb has been a Director of the Company since August of 1999. Mr. Schwalb is President and Founder of Professional Sports Investments, Inc., which buys and sells sport franchises and provides equity capital for sport franchises. Since 1980, Mr. Schwalb's Star Partners International, one of the nation's largest independent financiers of films, brought over 60 major motion pictures to the screen.

     Craig McElroy has been a Director of the Company since August of 1999. Mr. McElroy is a registered professional engineer with Paul F. Ford and Company since August of 1990. He is responsible for supervising the design and drafting of the construction documents and performs construction administration for assigned projects. The Orlando Science Center and the Marriott Grande Vista Resort were two of his recent projects.

                             EXECUTIVE COMPENSATION

     The following table shows all compensation of all types paid or accrued in the Company's three most recent full fiscal years for services rendered in all capacities by the Company's Chief Executive Officer.

                                                                                             Total Compensation
Name and Principal Position                     Year           Salary     Options/SARs (#)     Paid or Accrued
----------------------------------------------------------------------------------------------------------------------
Robert A. Hilliard
Chairman of the Board of Directors
and Chief Executive Officer                   1996            $ 81,000/(2)/    5,000/(3)/       $    81,000/(1)/ /(2)/

Barry M. Levine
President and Chief Executive Officer         1996            $ 31,250/(4)/    15,000           $    31,250/(1)/ /(4)/
                                              1997            $ 125,000          0              $   125,000/(1)/
                                              1998            $ 125,000         7,000           $   125,000/(1)/

(1) Does not include benefits or perquisites in an aggregate amount which is less than 10% of the total compensation for the subject year.

(2) Consists of $7,500 paid in cash, and an additional $73,500 accrued. Mr. Hilliard resigned as an officer of the Company in October 1996 and as a director of the Company in April 1997.

(3) Consists of 5,000 stock options which were repriced in 1996 and have since lapsed without exercise.

(4) Represents accrued compensation for the months of October through December 1996.



                EMPLOYMENT AND INCENTIVE COMPENSATION AGREEMENTS


Employment Agreement

     The Company entered into an employment agreement with Mr. Hartung in August of 1999, pursuant to which Mr. Hartung is to serve as President and Chief Executive Officer of the Company through July 31, 2001, at an annual salary of $48,000. Under the terms of his agreement, Mr. Hartung is required to devote the majority of his business time to the affairs of the Company. The Company terminated Mr. Levine's and Mr. Stoffel's employment agreements effective August 1, 1999.


Director Compensation

     The Company has adopted a policy whereby the Company will pay each non-employee director $500 per year for serving in such capacity in addition to reimbursement of out-of-pocket expenses in connection with attending directors' meetings. To the Record Date, no such director fees or expenses have been paid or accrued, and all of such fees in respect to prior meetings have been waived.


Stock Option Plan

     The Company's 1993 Stock Option Plan (the "Stock Option Plan") adopted by the Company's Board of Directors on April 14, 1993, and approved by a majority of the Company's shareholders on July 23, 1993, and which became effective on August 9, 1993, was terminated by the Company's Board of Directors on August 15, 1999.

     No options were awarded under the Stock Option Plan in 1998 or 1999.

Stock Award Plan

     In December 1996, the Board of Directors adopted a Stock Award Plan pursuant to which, subject to the achievement of certain targets, the Board of Directors was given the authority to grant, to such members of the Board, executive officers, key employees, and consultants to the Company as may be determined by the Board, the right to purchase up to an aggregate of 100,000 shares of common stock of the Company at a nominal price for a limited period of time. Up to 25,000 shares of common stock could be awarded from time to time if and after the Company received gross proceeds of $2,000,000 between the date of adoption of the Stock Award Plan and December 31, 1997, from issuances of equity securities of the Company, and up to an additional 25,000 shares of common stock could be awarded from time to time if and after the Company received additional gross proceeds (over and above the first $2,000,000) of $2,200,000 or more, on or before December 31, 1998, from issuances of equity securities of the Company. Up to an additional 25,000 shares of common stock could be awarded from time to time if and after the Company achieved a positive cash flow from operations for any two consecutive fiscal quarters.

     The first threshold for awards under the Stock Award Plan was met, and, accordingly, in April 1998, options for an aggregate of 25,000 shares of common stock were awarded to members of the Board of Directors. When such options expired on October 31, 1998, options for an aggregate of 15,524 shares of common stock had been exercised, and the remaining 9,476 options lapsed with exercise. Thereafter, the Board of Directors determined to terminate the Stock Award Plan.

     The following table sets forth the stock options exercised under the Stock Award Plan during the fiscal year ended December 31, 1998, and the "value" (i.e., the amount by which the fair market value of the underlying common stock exceeded the option exercise price on the dates of exercise) realized upon such exercises.

                               Shares Acquired    Value
Name                           on Exercise/(1)/  Realized
--------------------------  ------------------  ----------
Barry M. Levine                    38,807       $102,269
Robert H. Stoffel, Jr.             38,807       $102,269
Barry J. Gordon *                  38,807       $102,269
Marc H. Klee *                     38,807       $102,269

________________________

*   Resigned as a director in February 1999.
(1) Share amounts in this table are not adjusted to reflect the 1-for-10 reverse stock split which became effective as of the close of business on January 4, 1999.

                           MARKET PRICE AND DIVIDENDS

     The following represents the range of reported high ask and low bid quotations for the Company's common stock on a quarterly basis from January 1, 1997, through November 24, 1999, as reported on the Small Cap Market of the National Association of Securities Dealers Automated Quotation System (NASDAQ). None of such quotations have been adjusted to reflect the 1-for-10 reverse stock split in respect of the common stock, which became effective at the close of business on January 4, 1999.

     The reverse stock split effected in January 1999 represented an attempt by the Company to comply with the $1.00 minimum bid price per share requirement for continued listing of the Company's common stock on NASDAQ; however, subsequent to the reverse split, the closing bid price of the Company's common stock occasionally dipped below $1.00 per share, and the aggregate value of the public float of the Company's common stock remained under the $1,000,000 minimum requirement for extended periods of time. As a result of such failures to meet NASDAQ's listing criteria, effective at the close of business on March 10, 1999, the Company's common stock was delisted from NASDAQ, and thereafter has been quoted on the OTC Bulletin Board.

Period                 High    Low
------                 ----    ---

 1st    Quarter  1997  $ 1.72  $ 0.25
 2nd    Quarter  1997  $2.125  $ 0.75
 3rd    Quarter  1997  $ 2.44  $ 1.50
 4th    Quarter  1997  $5.125  $ 2.03

 1st    Quarter  1998  $ 5.56  $ 2.69
 2nd    Quarter  1998  $ 4.09  $1.375
 3rd    Quarter  1998  $ 1.93  $0.375
 4th    Quarter  1998  $ 0.75  $0.093

 1st    Quarter  1999  $ 1.25  $0.125
 2nd    Quarter  1999  $ 1.00  $0.563
 3rd    Quarter  1999  $0.875  $0.375
 4th    Quarter  1999  $0.625  $ 0.25
  (through November 24, 1999)


     On November 24, 1999, the closing bid price for the Company's common stock was $0.406, and the Company had 1,603 stockholders of record as of that date. The Company has not paid cash dividends to its shareholders since its inception and has no intentions of paying any dividends to its shareholders in the foreseeable future. The Company intends to reinvest earnings, if any, in the operation and development of its business.

                       ACTION TO BE TAKEN UNDER THE PROXY

Unless otherwise directed by the grantor of the proxy, the persons acting under the accompanying proxy will vote the share represented thereby: (a) for the election of the persons named in the table below as nominees for directors of the Company; (b) for the proposal to ratify the appointment of Murphy & Townsend, LLC as the Company's auditors for the fiscal year ending December 31, 1999; and (c) in connection with the transaction of such other business that may be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting the proxy.

I.   Election of Directors

     Nominees

     At the Annual Meeting, four directors are to be elected, each to hold office until the 2000 Annual Meeting of Shareholders or until his successor shall be elected and shall qualify. The names of the nominees for election as such directors, all of whom are now serving as directors of the Company, and certain information furnished to the Company by such nominees with respect to them, as of the Record Date, are set forth below. Unless authority to vote for one or more nominees is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of the following nominees. With respect to any such nominee(s) who may become unable or unwilling to accept nomination or election, it is intended that the proxies will be voted for the election in his stead of such person(s) as the Board of Directors may recommend, but the Board does not know of any reason why any nominee will be unable or unwilling to serve if elected.


Name                  Age  Director Since  Principal Occupation Last 5 Years
Robert J. Hartung     60          *                     *
Robert N. Adams       49          *                     *
Allen J. Schwalb      61          *                     *
Craig McElroy         37          *                     *

----------------------------------

     * See Directors, Nominees for Director, and Executive Officers of the Company on pages 8 and above.

     The board of Directors of the Company recommends that shareholders vote IN FAVOR OF all of the nominees for director.


     Committees and Meetings of the Board

     During the Company's fiscal year ended December 31, 1998, the Board of Directors met a total of seven times, including actions taken by unanimous written consent. All of the nominated directors then serving on the board of Directors attended all of the meetings of the Board held during periods of their tenure during such fiscal year. See Director Compensation at page 9, above, for information concerning fees payable to non-employee directors.

     There are presently no committees of the Company's Board of Directors, although the Company's Bylaws permit the creation of one or more committees from time to time at the discretion of the Board.


II. Ratification of Appointment of Independent Auditors for the Fiscal Year ending December 31, 1999.

     At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment by the Board of Directors of Murphy & Townsend, LLC, independent certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999. Such firm has no interest in or relationship with the Company except as its auditors.

     Management believes the appointment to be in the best interest of the Company and recommends that it be ratified.

III.      Other Business

          While management of the company does not know of any matters which may be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting, the proxy confers discretionary authority with respect to the transaction of any other business. It is expected that the proxies will be voted in support of management on any question which may properly be submitted to the Annual Meeting.

Inclusion of Shareholder Proposals in the company's Proxy Statement

          If any shareholder desires to put forth a proposal to be voted on at the 2000 Annual Meeting of Shareholders and wishes that proposal to be included in the Company's Proxy Statement to be delivered to shareholders in connection with such meeting, that shareholder must cause such proposal to be received by the Company at its principal executive office no later than April 30, 2000. Any request for such a proposal should be accompanied by a written representation that the person making the request is a record or beneficial owner of the lesser of at least 1% of the outstanding shares of Common Stock or $1,000 in market value of the Company's common shares and has held such shares for at least one year as required by the proxy rules of the Securities and Exchange Commission.

Availability of Form 10-K or Form 10-KSB

          The Company will provide, without charge, to any shareholder, upon written request of such shareholder, a copy of the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1998.

          Any request for such annual report should include a representation that the person making the request was the beneficial owner, as of the Record Date, of securities entitled to vote at the Annual Meeting. Such request should be addressed to: Millennium Sports Management, Inc., P.O. Box 117, Augusta, New Jersey 07822-0117; Attention: Shareholder Relations.

                         Index to Financial Statements

Financial Statements as of December 31, 1998, and for the Years Ended December 31, 1998 and December 31, 1997.


Report of Independent Public Accounts....................................... F-2

Balance Sheet, December 31, 1998............................................ F-3

Statements of Operations for the years ended
         December 31, 1998 and December 31, 1997............................ F-4

Statements of Changes in Shareholders' Equity for the years ended
         December 31, and December 31, 1997................................. F-5

Statements of Cash Flows for the years ended
         December 31, 1998 and December 31, 1997............................ F-6

Notes to Financial Statements............................................... F-7


Unaudited Financial Statements as of June 30, 1999 and for six Months Ended
         June 30, 1999 and June 30, 1998.

Unaudited Balance Sheet, June 30, 1999..................................... F-17

Unaudited Statements of Operations for the six months
         ended June 30, 1999 and June 30, 1998............................. F-18

Unaudited Statement of Changes in Shareholders' Equity for the
         six months ended June 30, 1999.................................... F-19

Unaudited Statements of Cash Flows for the six months
         ended June 30, 1999 and June 30, 1998............................. F-20

Notes to Unaudited Financial Statements.................................... F-21

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Millennium Sports Management, Inc.

We have audited the balance sheet of Millennium Sports Management, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Sports Management, Inc. at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                             WISS & COMPANY, LLP

Woodbridge, New Jersey
February 12, 1999, except as to Note 2 for which the date is March 4, 1999

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                                  BALANCE SHEET
                                DECEMBER 31, 1998







                                     ASSETS

PROPERTY AND EQUIPMENT                                              $    900,000

CASH                                                                     221,975
INVENTORIES                                                               71,335
INVESTMENT IN LIMITED PARTNERSHIP, AT EQUITY                             466,759
OTHER ASSETS                                                             118,048
                                                                    ------------
                                                                    $  1,778,117
                                                                    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Amounts due insiders, pursuant to Chapter 11 proceedings          $     88,513
  Accounts payable                                                       262,293
  Accrued interest                                                        63,542
  Accrued compensation - officers and directors                          170,775
                                                                    ------------
     Total Liabilities                                              $    585,123

STOCKHOLDERS EQUITY:
 Preferred stock, no par value; 500,000 shares
  authorized, none issued
 Common stock, no par value, stated value $.10
  per share; 20,000,000 shares authorized and
  718,809 shares issued                                                   71,980
 Additional paid-in capital                                           19,416,652
 Accumulated deficit                                                 (18,295,638
                                                                    ------------
     Total Stockholders' Equity                                        1,192,994
                                                                    ------------
                                                                      $1,778,l17
                                                                    ============



See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS



                                                    Year Ended December 31,
                                                 -----------------------------
                                                       1998            1997
                                                 -------------   -------------

REVENUES:
  Stadium rentals and admissions                 $    346,876    $    301,293
  Retail and concession sales                         213,723         245,644
  Advertising and subscription revenues                87,513         109,617
                                                 -------------   -------------
     Totals                                           648,112         656,554
                                                 -------------   -------------
COSTS OF SALES AND SERVICES:
  Costs of stadium operations                         246,492         210,178
  Costs of retail and concession sales                104,006         154,689
  Selling, general and administrative expenses        867,623         783,923
  Stock compensation award to officers and
   directors                                          734,375              --
  Impairment of long-lived assets                  11,544,942              --
  Depreciation and amortization                       379,079         368,829
                                                 -------------   -------------
                                                   13,876,517       1,517,619
                                                 -------------   -------------

LOSS FROM OPERATIONS                              (13,228,405)       (861,065)
                                                 -------------   -------------
OTHER INCOME (EXPENSE):
  Equity in income of limited partnership              88,698          93,985
  Write-down of investment in joint venture          (175,000)             --
  Interest (net)                                       11,670         (58,140)
                                                 -------------   -------------
                                                      (74,632)         35,845
                                                 -------------   -------------

NET LOSS                                         $(13,303,037)   $   (825,220)
                                                 =============   =============
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                                  662,780         220,304
                                                 =============   =============

BASIC AND DILUTED LOSS PER COMMON SHARE          $     (20.07)   $      (3.75)
                                                 =============   =============




See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                  STATEMENTS OF CHANCES IN STOCKHOLDERS' EQUITY

                                                            Common Stock           Additional
                                                        ---------------------
                                                          Number                     Paid-in    Accumulated
                                                         of Shares     Amount        Capital        Deficit        Total
                                                        -----------  ----------   ------------   ------------   ------------

BALANCES, JANUARY 1, 1997                                  121,489    $ 12,149    $ 15,675,975   $ (4,167,381)  $ 11,520,743

YEAR ENDED DECEMBER 31, 1997:

Issuance of common stock upon exercise of warrants:
         Class A warrants                                   27,972       2,797         235,588                       238,385
         Class D warrants                                  272,500      27,250       1,304,171                     1,331,421
Issuance of common stock for
    services rendered by an officer                            150          15             360                           375
Issuance of common stock upon
    conversion of debt                                       9,000         900          44,100                        45,000
Issuance of Class D Warrants                                    --          --         300,922                       300,922
Exercise of options under Stock Option Plan                  4,250         425          12,844                        13,269

Net loss                                                        --          --              --       (825,220)      (825,220)
                                                        -----------  ----------   ------------   ------------

BALANCES, DECEMBER 31, 1997                                435,361      43,536      17,573,960     (4,992,601)    12,624,895

YEAR ENDED DECEMBER 31, 1998:

Issuance of common stock upon exercise of:
         Underwriter warrants                              150,000      15,000         135,000             --        150,000
         Class A warrants                                   11,584       1,158         114,686             --        115,844
         Class D warrants                                   92,500       9,250         453,250             --        462,500
Issuance of common stock upon conversion of
    debt                                                    14,839       1,484         276,112             --        277,596
Stock compensation to officers and directors                    --          --         734,375                       734,375
Common stock issused to officers and directors              15,525       1,552          37,255             --         38,807
Issuance of Class D Warrants                                    --          --          80,464             --         80,464
Issuance of Class A Warrants                                    --          --          11,550             --         11,550
    Net loss                                                    --          --              --    (13,303,037)   (13,303,037)
                                                        -----------  ----------   ------------   ------------   ------------

BALANCES, DECEMBER 31, 1998                                719,809    $ 71,980    $ 19,416,652    (18,295,638)  $  1,192,994
                                                        -----------  ----------   ------------   ------------   ------------



See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                             STATEMENT OF CASH FLOWS


                                                              Year Ended December 31,
                                                           -----------------------------
                                                                1998            1997
                                                           -------------   -------------

OPERATING ACTIVITIES:
  Net loss                                                 $(13,303,037)   $   (825,220)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
    Depreciation and amortization                               379,079         368,829
    Loss in impairment of long-lived assets                  11,544,942              --
    Stock compensation awarded to officers and directors        734,375
    Equity in income of limited partnership                     (88,698)        (93,985)
    Write down of investment in joint venture                   175,000
    Common stock issued for services rendered                        --             375
    Changes in operating assets and liabilities:
      Inventories                                                13,835          39,007
      Other assets                                              (20,368)        (40,945)
      Accounts payable and accrued expenses                    (133,572)       (299,089)
                                                           -------------   -------------
        Net cash flows from operating activities               (698,444)       (851,028)
                                                           -------------   -------------

INVESTING ACTIVITIES:
  Investment in joint venture                                  (134,000)             --
  Purchases of property and improvements                        (15,535)        (41,616)
  Distribution from limited partnership                          98,994          30,469
                                                           -------------   -------------
    Net cash flows from investing activities                    (50,541)        (11,147)
                                                           -------------   -------------

FINANCING ACTIVITIES:
  Repayments of creditors' notes payable and amounts
   due insiders                                                  (3,500)       (940,627)
  Proceeds from issuance of common stock
    and warrants, net of costs                                  767,151              --
  Proceeds from issuance of warrants                             92,014       1,909,497
                                                           -------------   -------------
        Net cash flows from financing activities                855,665         968,870
                                                           -------------   -------------

NET CHANGE IN CASH                                              106,680         106,695

CASH, BEGINNING OF YEAR                                         115,295           8,600
                                                           -------------   -------------
CASH, END OF YEAR                                          $    221,975    $    115,295
                                                           =============   =============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                            $         --    $    151,002
                                                           =============   =============
  Income taxes paid                                        $         --    $         --
                                                           =============   =============

NON-CASH FINANCING ACTIVITIES:
  Issuance of common stock and warrants upon
   conversion of outstanding debt                          $    277,596    $     45,000
                                                           =============   =============

See accompanying notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS



Note 1 -  Basis of Presentation:

          The accompanying financial statements of Millennium Sports Management, Inc. (the "Company") have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $13,303,000, inc1uding a write-down for impairment of assets (see below) and $18,296,000 for the years ended December 31, 1998 and 1997, respectively. In addition, the Company had an accumulated deficit of approximately $6,731,000 at December 31, 1998. Revenues from operations in 1998 and 1997 were not sufficient to cover operating expenses or produce a positive cash flow from operations. Additional losses are expected in 1998. The Company will require additional working capital to cover anticipated losses and sustain operations in 1999, and will also be required to pay the remaining accrued interest balance of the pre-petition liabilities in 1999 (See Note 2). Accordingly, the Company will need to obtain additional financing. Although management continues to explore various financing alternatives, the Company does not have any commitments with respect to any additional financing, and there can be no assurance that the Company will be successful in obtaining additional financing.

          During 1998, management undertook a close analysis of the Company's expenses, with a view to eliminating unnecessary or duplicative expenses. Management believes that it has implemented all expense reductions that are reasonably possible. Management continues to focus on increasing gross revenues through the development of additional sources of revenues, preferably during the winter months or on a year-round basis. Although management is exploring additional business activities, the Company has not entered into any agreements or commitments with respect to any such matters. Certain of such proposed business activities could require the Company to obtain additional financing, and there can be no assurance that the Company would be able to obtain any such financing.

          Reference should be made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein for additional information.

          Annual Review for Impairment of Long-lived Assets - In accordance with generally accepted accounting principles, management reviews its property and equipment to determine its recoverability through future profitable operations due to the Company operating at a loss since it emerged from Chapter 11 of the Bankruptcy Code in 1995. In prior years, management believed that profitability could be achieved through, among other things, leases with additional teams and leagues, lease of the stadium name, reduction in administrative costs, leasing the museum and store facilities for other uses, development of the property into a year round facility and leasing

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS


          a portion of the parking facilities and water treatment equipment to adjacent land owners upon construction of a strip mall.

          One of management's attempts to reduce costs is an appeal of its real estate tax assessment. In connection with tax appeal litigation in the New Jersey Tax Court scheduled in April 1999, the Company engaged an appraiser to present its belief that the assessment is excessive. The appraiser estimated, in a report dated January 20, 1999, that (1) the cost to replace the building and the value of the land as of October 1, 1996 (the valuation date being used by the appraiser) was $9,661,000, (2)because of the continuing losses of the Company, fair market value could not be determined by capitalization of the Company's earnings and (3)comparable sales could not be identified by the appraiser. In the circumstances, the appraiser estimated fair value at $900,000 by capitalizing estimated "stabilized net operating income" of property similar to the Company's stadium and land.

          In view of the continuing doubt about the Company's ability to achieve substantial improvements in operating results necessary to fully recover their cost, management decided that a writedown of the stadium and land to $900,000 would be appropriate as of December 31, 1998; accordingly, a writedown of $11,544,942 was made in the fourth quarter of 1998.

Note 2 -  Organization, Proceedings Under Chapter 11 And Subsequent
          Operations:

          Organization and development -The Company operates a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). The Complex includes a professional baseball stadium ("Skylands Park") used for sports and other entertainment events, and other adjacent recreational and commercial facilities (the "Related Facilities") that include, among other things, a sports apparel and collectibles store, a wholesale and retail sporting goods outlet, batting cages and a video parlor.

          The Company did not have sufficient financing to pay its contractors and other vendors and, as a result, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Court") for the District of New Jersey on June 1, 1994 (the "Petition Date"). The Company operated as a debtor-in-possession subject to the jurisdiction of the Court from the Petition Date through April 13, 1995, the date its plan of reorganization (the "Plan") was confirmed.

          Since inception, the Company generated only limited amounts of revenues from the events held at Skylands Park and the operation of the Related Facilities and, as a result, the Company has incurred significant net losses. Revenues from the rental of Skylands Park to its primary tenant have not and will not be significant. The Company generates additional revenues from the

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS



          rental of skyboxes and advertising, signs in the Skylands Park, parking fees and other revenues from other baseball games, the rental of Skylands Park for other sports and entertainment events, the operation of the retail, recreation and other related facilities in the Complex, and the Company's ownership in Heroes. Accordingly, the Company's ability to generate significant additional revenues will be dependent upon, among other things, its ability to generate future attendance at events and the success of its other commercial operations.

          Confirmation of Plan of Reorganization - The Company's Plan was confirmed by its creditors and the Court on April 13, 1995 (the "Confirmation Date"). Since the Confirmation Date, the Company has paid unsecured pre-petition liabilities pursuant to the terms of a secured promissory note (the "Creditors' Note"). The Creditors' Note bore interest on the unpaid principal balance at the prime rate plus 3%. The final payment under the Creditors' Note was paid on March 4, 1999. The Creditors' Note was secured by substantially all of the assets of the Company.

          Claims of "insiders" (generally, the directors and executive officers of the Company and certain of their affiliates) of approximately $339,000 as of the Confirmation Date (including accrued salaries and loans and advances made to the Company) may be paid from time to time after payment in full of the Creditors' Note, as the cash flow of the Company may permit; however, each insider has the option to elect to be paid in shares of common stock of the Company valued at the then current market price of such common stock as reported on "NASDAQ." Through December 31, 1998, approximately $250,000 has been paid on the claims of insiders, principally through the issuance of common stock.

          Equity interests, including interests of stockholders and warrant holders, were not altered or impaired under the terms of the Plan. However, the terms of the Plan prohibit the Company from paying dividends until all payments required under the Plan have been made.

          Pursuant to Statement of Position 90-7, the Company did not adopt "freshstart" reporting (and, as a result, revalue all of its assets and liabilities) since the holders of the Company's existing voting stock immediately prior to confirmation held the same relative voting interests after confirmation. In addition, since the Company will be paying all of its pre-petition liabilities at their original principal amounts, the Company did not recognize any material gain or loss as a result of the confirmation of the Plan.

Note 3 -  Summary of Significant Accounting Policies:

          Estimates and Uncertainties -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS


          amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

          Revenue Recognition - The Company recognizes revenues from facility rentals and stadium admissions upon official completion of such events, advertising on a pro-rata basis over the minor league baseball season, and retail sales at the time the customer takes possession of the merchandise.

          Financial Instruments - Financial instruments include cash, other assets, accounts payable, accrued interest and amounts due to insiders. The following methods were used in determining the fair value of the financial instruments:

               Cash, other assets, accounts payable and accrued interest - Due to the short-term maturity of these instruments; carrying value approximates fair value.

               Due to insiders - Although it is impractical to determine the current fair value of this liability or its current interest rate because of the lack of an identifiable market for financial instruments with similar characteristics, management considers this liability to approximate its fair value due to the short-term nature of the obligation.

          Property and Equipment - Property and equipment are recorded at the fair value (see Note 1). Property and equipment will be depreciated using straight line and accelerated methods over the remaining estimated useful lives of the assets. The estimated useful lives used in computing depreciation are: buildings and improvements - 20 years, and equipment - 5 to 10 years.

          Inventories - Inventories principally consist of merchandise for resale, which is stated at the lower of cost (first-in, first-out method) or market.

          Investment in Limited Partnership - The Company accounts for its 16.82% interest in Minor League Heroes, L.P. ("Heroes"), the limited partnership that leases Skyland Park, pursuant to the equity method. Under this method, the proportionate interest in the net income or loss of the limited partnership is reflected in the Company's results of operations. The Company's investment is reduced by any distributions from the limited partnership.

          Income Taxes - Deferred tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS


          allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

          Concentration of Credit Risk - The Company maintains cash in bank accounts. Such bank accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Uninsured balances, including outstanding checks, totaled approximately $136,000 at December 31, 1998.

          Net Income (Loss) Per Common Share - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, Earnings Per Share (" SFAS 128")which is effective for financial statements for both interim and annual periods ending after December 31, 1997. The Company adopted SFAS 128 in the fourth quarter of 1997. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period and excludes all dilution. Diluted earnings per share is calculated by using the weighted average number of common shares outstanding, while also giving effect to all dilutive potential common shares that were outstanding during the period. Such dilutive potential common shares have been excluded since the effect would be antidilutive, due to net losses for all periods presented.

          Reclassification - Certain amounts previously reported have been reclassified to conform to current year presentation.

Note 4 -  Property and Equipment:

          Property and equipment at December 31, 1998 consists of the following:


               Land, buildings and improvements        $882,000
               Equipment                                 18,000
                                                       --------
                                                       $900,000
                                                       ========

Note 5 -  Investment in Limited Partnership:

          The Company's statement of operations includes income of $88,698
          (1998) and $93,985 (1997)attributable to the Company's equity in Heroes' net income. The carrying value of the investment was reduced by distributions received by the Company of $98,994 in 1998 and $30,469 in 1997.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS



          Summary balance sheet and operating data for Heroes as of December 31, 1998 and 1997 and for the years then ended follows:

                                               1998            1997
                                           ----------      ----------
              Balance sheet data:
                Current assets             $1,213,000      $1,450,000
                Noncurrent assets             782,000         805,000
                                           ----------      ----------
                                           $1,995,OO0      $2,255,000
                                           ==========      ==========

                Current liabilities        $  275,000      $  474,000
                Partners' capital           1,72O,OO0       1,781,OOO
                                           ----------      ----------

                                           $1,995,OO0      $2,255,000
                                           ==========      ==========

              Operating data:
                Gross receipts             $1,877,000      $1,844,000
                                           ==========      ==========
                Net income                 $  527,000      $  558,000
                                           ==========      ==========



Note 6 -  Stockholders' Equity:

          Stock Option Plan - The Board of Directors of the Company adopted the 1993 Stock Option Plan (the "Stock Option Plan") in April 1993, which became effective in August 1993. The Stock Option Plan provides for grants of options to key employees (including officers), non-employee directors and consultants to purchase up to 5,357 shares of common stock which are intended to qualify either as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, as amended, or as options which are not intended to meet the requirements of such section.

          The exercise price of all options granted under the Stock Option Plan must be at least equal to the fair market value of the Company's common stock on the date of grant (at least 110% of the fair market value in the case of an IS0 granted to a holder of 10% or more of the Company's outstanding common shares). The maximum exercise period for which options may be granted is ten years from the date of grant (five years in the case of an IS0 granted to a holder of 10% or more of the Company's outstanding common shares).

          Through December 31, 1998, 4,950 options had been granted under the Stock Option Plan, of which 4,250 options were exercised and 500 lapsed in 1997. The remaining 200 outstanding options provide for an exercise price of $14.375 per share, are currently exercisable and expire on November 1, 2005. No options were granted in 1998 under the Stock Option Plan.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS



          Shares Reserved for Issuance of Common Stock - Shares of common stock reserved for issuance by the Company as of December 31, 1998 upon exercise of options and warrants were as follows:


               Class D Warrants              101,200
               Stock option plan               1,107
                                             -------
                    Total                    102,307
                                             =======


          The number of shares issuable has been adjusted to reflect the Company's l-for-l0 reverse stock split in 1999.

          Reverse Stock Split - Effective at the close of business on January 4, 1999, the Company effectuated a one-for-ten reverse stock split, which has been retroactively reflected in the accompanying financial statements.

          Stock Award Plan - In December 1996, and subsequently amended in December 1997, the Board of Directors adopted a stock award plan (the "Stock Award Plan") pursuant to which, subject to the achievement of certain targets, the Board of Directors was given the authority to grant, to such members of the Board, executive officers, key employees and consultants to the Company as may be determined by the Board, the right to purchase up to an aggregate of 100,000 shares of common stock of the Company at a nominal price for a limited period of time. Up to 25,000 shares of common stock may be awarded from time to time if and after the Company receives gross proceeds of $2,000,000 on or before December 31, 1997 from issuances of equity securities of the Company, and up to an additional 25,000 shares of common stock may be awarded from time to time if and after the Company receives additional gross proceeds (over and above the first $2,000,000) of $2,200,OOO or more, on or before December 31, 1998, from issuances of equity securities of the Company. Up to an additional 25,000 shares of common stock may be awarded from time to time if and after the Company achieves a positive cash flows from operations for any two consecutive fiscal quarters, and up to an additional 25,000 shares of common stock may be awarded time to time if and after the Company achieves an operating profit for any two consecutive fiscal quarters.

          The Company received gross proceeds in excess of $2,000,000 from issuances of equity securities between the date of the adoption of the Stock Award Plan and December 31, 1997, thereby permitting the award of up to 25,000 shares of common stock of the Company under the first threshold stated above. In April 1998, pursuant to the Stock Award Plan, the Company granted the right to purchase a total of 25,000 shares of stock at $2.50 per share to members of the Company's Board of Directors. During the three months ended June 30, 1998, a charge of $734,375 was recorded for the difference between the exercise price and the price per share as reported on the NASDAQ SmallCap Market on the date of grant, April 29, 1998. Through

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS



          December 31, 1998, 15,525 of the options had been exercised before the remaining options expired. The Stock Award Plan was subsequently terminated.

Note 7 -  Related Party Transactions:

          Lease of Skylands Park to the Team - The Company entered into a long-term lease (the "Stadium Lease") for the use of Skylands Park with Heroes, the owner of the Team, which is a Class "A" minor league affiliate of the St. Louis Cardinals and a member of the New York-Penn League (the "League"). Under the terms of the Stadium Lease, the Company is required to make available to Heroes a minor league baseball stadium for the Team's home games. The Stadium Lease commenced June 1, 1994 and expires September 30, 2008. Under the Stadium Lease, Heroes is obligated to pay rent of $1,100 per game scheduled to be played at Skylands Park subject to adjustment under certain circumstances. Pursuant to this lease, the Company derived rental income of approximately $41,000 in 1998 and 542,000 in 1997. Such rent is subject to a 10% increase effective at the beginning of each of the 2001 and 2005 minor league baseball seasons. Heroes will retain all admission revenues from Team games (except certain revenues from skyboxes that will be retained by the Company) and the net concession revenues generated on the dates of Team games. The Company will operate and retain all revenues derived from parking facilities. Revenues received from sign rentals and advertising in Skylands Park are divided 80% to Heroes and 20% to the Company. Heroes will be required to pay for, among other things, game staff personnel (such as ushers), security and medical personnel, and the cost of utilities pro-rated according to use.

          Heroes may terminate the Stadium Lease after the minor league baseball seasons of 2003, 2004, 2OO5, 2006 and 2007 during the period from October 1 through November 30 if the average paid attendance for the immediately preceding baseball season was less than 900 people per game and the Team did not realize an operating profit in its previous fiscal year. The Stadium Lease will automatically terminate, and Heroes will be required to pay specified damages to the Company, if the League is disbanded and under certain other circumstances. Heroes may voluntarily cancel the Stadium Lease by paying a lump sum equal to 75% of the remaining outstanding rent (based upon an assumed $35,000, rent per year).

          The amount due from Heroes for the Team's share of utilities, and signage, netted with Team merchandise sold in the Company's sporting goods store approximated $46,000 at December 31, 1998 and is included in other assets.

                        MILLENNIUM SPORTS MANAGEMENT, INC

                          NOTES TO FINANCIAL STATEMENTS


 Note 8 - Income Taxes:

          Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences arise principally from net operating loss carryforwards, write down of property and equipment and certain accruals and result in a deferred tax asset of approximately $ 1,484,000 at December 31, 1998 and $ 1,192,000 at December 31, 1997.

          A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's recurring net losses from operations and lack of a continuing substantial revenue stream, that a full valuation allowance is appropriate at December 31, 1998 and 1997.

          A reconciliation of the provision (benefit) for income taxes computed at the federal statutory rate of 34% and the effective tax rate of income (loss) before income taxes is as follows:

                                                             Year Ended
                                                             December 31,
                                                      --------------------------
                                                        1998              1997
                                                      ----------      ----------

Computed tax benefit on net loss
  at federal statutory rate                        $ (4,523,000)      $(281,000)
State income tax, net of federal
 income tax effect                                     (798,000)        (49,000)
Writedown of property and
 equipment                                            4,618,000            --
Effect of deductions not allowed in
 prior years                                            (58,000)           --
Tax effect of net operating losses
 not currently usable                                   761,000         330,000
                                                      ----------      ---------
Provision (benefit) for income taxes                  $    --         $    --
                                                      ==========      =========

The significant components of the Company's deferred tax assets as of December 31, 1998 are summarized below:

Net operating loss tax carryforwards                                 $1,745,000
Net book value of assets written down                                 4,717,000
Accrued expenses                                                         96,000
                                                                     ----------
                                                                      6,558,000
                                                                     (6,558,000)
                                                                     ----------
Valuation allowance                                                       --
                                                                     ==========


                                      F-l5

                         NOTES TO FINANCIAL STATEMENTS


          The Company has available at December 31, 1998 net operating loss carryforwards totaling approximately $5,435,000 that may be applied against future federal taxable income. The loss carryfowards will expire through 2018. Certain losses are subject to limitation by the provisions of Section 382 of the Internal Revenue Code due to a more than 50% change in ownership, which occurred through the sale of common stock.

 Note 9 - Subsequent Event:

          Newark Bears - In February 1999, the Company entered into a lease agreement, commencing in May 1999 and expiring in June 1999, with the Newark Bears, Inc. (" Bears") a professional baseball team, which is a member of the Independent Atlantic League. Pursuant to the agreement, the Bears will play approximately 24 of its regular 1999 season home games at Skylands Park during the months of May and June 1999. The Bears will pay rent of approximately $72,000. The Company will also retain the net proceeds of all alcohol beverage concessions.

                        MILLENNIUM SPORTS MANAGEMENT, INC
                                 BALANCE SHEETS




                                                                        June 30,              December 31,
                                                                         1999                    1998
                                                                      -----------             -----------
                                                                      (Unaudited)              (Note 1)
                                                                      -----------             -----------

                               ASSETS

PROPERTY AND EQUIPMENT, AT COST,
  LESS ACCUMULATED DEPRECIATION                                       $   879,170             $   900,000

CASH                                                                       59,739                 221,975
INVENTORIES                                                                54,401                  71,335
INVESTMENT IN LIMITED PARTNERSHIP, AT EQUIT                               371,978                 466,759
OTHER ASSETS                                                               94,487                 118,048
                                                                      -----------             -----------
                                                                      $ 1,459,775             $ 1,778,117
                                                                      -----------             -----------

                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Amounts due insiders, pursuant to Chapter 11 proceedings             $    82,115             $    88,513
 Accounts payable and accrued expenses                                    324,270                 262,293
 Accrued interest                                                            --                    63,542
 Accrued compensation - officers and directors                            168,600                 170,775
                                                                      -----------             -----------
                  Total Liabilities                                       574,985                 585,123
                                                                      -----------             -----------

STOCKHOLDERS' EQUITY:
 Preferred stock, no par value; 500,000 shares
   authorized, none issued                                                   --                      --
 Common stock, no par value, stated value $0.01
   per share; 2,000,000 shares authorized
   729,809 and 719,809 shares issued in 1999
    and 1998, respectively                                                 72,980                  71,980
 Additional paid-in capital                                            19,422,050              19,416,652
 Accumulated deficit                                                  (18,610,240)            (18,295,638)
                                                                      -----------             -----------
                  Total Stockholders' Equity                              884,790               1,192,994
                                                                      -----------             -----------

                                                                      $ 1,459,775             $ 1,778,117
                                                                      ===========             ===========




See notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                         Six months ended June 30,            Three months ended June 30,
                                                         -------------------------            ---------------------------
                                                        1999               1998               1999               1998
                                                   ---------------    ----------------    ---------------    ---------------
REVENUES:
  Stadium and facility rentals and
    admissions                                     $   180,813        $   114,361        $   144,591        $    87,216
  Retail sales                                          42,200             48,841             30,595             33,770
  Concession sales                                      32,275             36,813             32,275             36,813
  Other                                                 22,118              7,486             22,118              7,477
                                                   -----------        -----------        -----------        -----------
        Totals                                         277,406            207,501            229,579            166,276
                                                   -----------        -----------        -----------        -----------

COSTS OF SALES AND SERVICES:
  Costs of stadium operations                          113,467            103,290             79,187             71,220
  Costs of retail and concession sales                  46,132             38,054             37,878             25,683
  Selling, general and administrative                  412,039            368,458            212,532            188,527
  Stock compensation to officers and
    directors                                             --              734,375               --              734,375
  Depreciation                                          20,830            182,550             10,415             91,275
                                                   -----------        -----------        -----------        -----------
                                                       592,488          1,426,727            340,012          1,111,080
                                                   -----------        -----------        -----------        -----------

LOSS BEFORE INTEREST EXPENSE                          (315,062)        (1,219,226)          (110,433)          (945,804)

INTEREST EXPENSE (INCOME), NET                            (460)            (3,968)              --               (4,518)
                                                   -----------        -----------        -----------        -----------
NET LOSS                                            $ (314,602)        $1,215,258)        $ (110,433)        $ (941,286)
                                                   ===========        ===========        ===========        ===========


WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                                   722,337            605,491            724,809            699,138
                                                   ===========        ===========        ===========        ===========

BASIC AND DILUTED LOSS PER
  COMMON SHARE                                      $    (0.44)        $    (2.01)        $    (0.15)        $    (1.35)
                                                   ===========        ===========        ===========        ===========

See notess to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                         SIX MONTHS ENDED JUNE 30, 1999
                                   (Unaudited)




                                                Common Stock                Additional
                                        ------------------------------
                                           Number of       Amount             Paid-in       Accumulated
                                            Shares                            Capital         Deficit           Total
                                        ------------------------------     ------------- ----------------  ---------------
BALANCE, DECEMBER 31, 1998                 719,809      $     71,980      $ 19,416,652   $ (18,295,638)      $ 1,192,994

  issuance of common stock upon
    conversion of debt                      10,000             1,000             5,398                             6,398

NET LOSS                                                                                       (314,602)        (314,602)
                                           -------------------------      ------------   --------------      -----------

BALANCES, JUNE 30, 1999                    729,809      $     72,980      $ 19,422,050   $  (18,610,240)     $   884,790
                                           -------      ------------      ------------   --------------      -----------

See notes to financial statements.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                                                   Six months ended June 30,
                                                                                   -------------------------
                                                                                  1999                 1998
                                                                               ----------          ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                     $ (314,602)         $ (1,215,258)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization                                                  20,830               182,550
    Stock compensation awarded to officers and directors                             --                 734,375
    Changes in operating assets and liabilities:
      Inventory                                                                    16,934                22,284
      Other assets                                                                 23,561                17,711
      Accounts payable and accrued expenses                                        (3,740)             (132,609)
                                                                               ==========          ============
        Net cash flows from operating activities                                 (257,017)             (390,947)
                                                                               ----------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and improvements                                             --                 (16,763)
  Investment in limited partnership                                                  --                (134,000)
  Distribution from limited partnership                                            94,781                98,994
                                                                               ----------          ------------
        Net cash flows from investing activities                                   94,781               (51,769)
                                                                               ----------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of creditors' notes payable and amount due insider                      --                  (3,500)
  Proceeds from issuance of common stock upon exercise
    of warrants, net of costs                                                        --                 578,344
  Proceeds from issuance of common stock, net of costs                               --                 188,807
  Proceeds from issuance of warrants                                                 --                  92,014
                                                                               ----------          ------------
        Net cash flows from by financing activities                                  --                 855,685
                                                                               ----------          ------------

NET CHANGE IN CASH                                                               (162,236)              412,949

CASH, BEGINNING OF PERIOD                                                         221,975                 8,600
                                                                               ----------          ------------

CASH, END OF PERIOD                                                            $   59,739          $    124,896
                                                                               ==========          ============

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                                                $     --            $    145,755
                                                                               ==========          ============
  Income taxes paid                                                            $     --            $       --
                                                                               ==========          ============
Issuance of common stock upon conversion of
  outstanding debt                                                             $    6,398          $    248,844
                                                                               ==========          ============

See notes to financial statements

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)



 Note 1 - Basis of Presentation:

          The balance sheet at the end of the preceding fiscal year has been derived from the audited balance sheet contained in Millennium Sports Management, Inc.'s (the "Company's") Annual Report on Form l0-KSB for the year ended December 31, 1998 (the "l0-KSB") and is presented for comparative purposes. All other financial statements are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for interim periods are not necessarily indicative of the operating results for the full year.

          Footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the published rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the financial statements and notes thereto included in the l0-KSB.

          Annual Review for Impairment of Long-lived Assets - In accordance with generally accepted accounting principles, management reviews its property and equipment to determine its recoverability through future profitable operations due to the Company operating at a lose since it emerged from Chapter 11 of the Bankruptcy Code in 1995. In years prior to 1998 management believed that profitability could be achieved through, among other things, leases with additional teams and leagues, lease of the stadium name, reduction in administrative costs, leasing the museum and store facilities for other uses, development of the property into a year-round facility, and leasing a portion of the parking facilities and water treatment equipment to adjacent land owners upon construction of a strip mall.

          One of management's attempts to reduce costs is an appeal of its real estate tax assessment. In connection with tax appeal litigation in the New Jersey Tax Court, which commenced in April 1999 and the testimony phase was completed in May 1999, the Company engaged an appraiser to present its belief that the assessment is excessive. The appraiser estimated, in a report dated January 20, 1999, that (1) the cost to replace the building and the value of the land as of October 1, 1996 (the valuation date being used by the appraiser) was $9,661,000, (2) because of the continuing losses of the Company, fair market value could not be determined by capitalization of the Company's earnings and (3) comparable sales could not be identified by the appraiser. In the circumstances, the appraiser estimated fair value at $900,000 by capitalizing estimated "stabilized net operating income" of property similar to the Company's stadium and land. The appeal resulted in a valuation judgement of approximately $3.5 million, which would result in an estimated reduction in real estate taxes of approximately $22,000, annually. The reduction is retroactive to January 1, 1997. Management has determined a further appeal will be filed.

          In view of the continuing doubt about the Company's ability to achieve substantial improvements in operating results necessary to fully recover their cost, management

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


          decided that a write-down of the stadium and land to $900,000 would be appropriate as of December 31, 1998; accordingly, a write-down of $11,544,942 was made in the fourth quarter of 1998.

          Reclassification - Certain amounts previously reported have been reclassified to conform to current year presentation.


 Note 2 - Organization, Proceedings Under Chapter 11 And Subsequent Operations:

          Organization and development - The Company operates a regional sports entertainment and recreation center in Sussex County, New Jersey, known as the Skylands Park Sports and Recreation Center (the "Complex"). The Complex includes a professional baseball stadium ("Skylands Park") used for sports and other entertainment events, and other adjacent recreational and commercial facilities (the "Related Facilities") that include, among other things, a sports apparel and collectibles store, a wholesale and retail sporting goods outlet, batting cages and a video parlor.

          The Company did not have sufficient financing to pay its contractors and other vendors and, as a result, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court (the "Court") for the District of New Jersey on June 1, 1994 (the "Petition Date"). The Company operated as a debtor-in-possession subject to the jurisdiction of the Court from the Petition Date through April 13, 1995, the date its plan of reorganization (the "Plan") was confirmed.

          During the periods presented herein and since inception, the Company generated only limited amounts of revenues from the events held at Skylands Park and the operation of the Related Facilities and, as a result, the Company has incured significant net losses. Revenues from the rental of Skylands Park to its primary tenant have not and will not be significant. The Company generates additional revenues from the rental of skyboxes and advertising signs in the Skyland Park, parking fees and other revenues from other baseball games, the rental of Skylands Park for other sports and entertainment events, the operation of the retail, recreation and other related facilities in the Complex, and the Company's ownership in Minor League Heroes, L.P. ("Heroes"), which is the limited partnership that owns and operates the Company's primary tenant. Accordingly, the Company's ability to generate significant additional revenues will be dependent upon, among other things, its ability to generate future attendance at events and the success of its other commercial operations.

          Management believes that the Company is in need of additional liquid resources to enable the Company to sustain operations, and there can be no assurance that the Company will be able to obtain such additional liquid resources. In August 1999, the Company received $500,000 in cash proceeds from an equity issuance and convertible loan (see Note 4).

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)



          Confirmation of Plan of Reorganization - The Company's Plan was confirmed by its creditors and the Court on April 13, 1995 (the "Confirmation Date"). Since the Confirmation Date, the Company has paid unsecured pre-petition liabilities pursuant to the terms of a secured promissory note (the "Creditors' Note"). The Creditors' Note bore interest on the unpaid principal balance at the prime rate plus 3%. The final payment under the Creditors' Note was paid on March 4, 1999. The Creditors' Note was secured by substantially all of the assets of the Company.

          Claims of "insiders"" (generally, former directors and executive officers of the Company and certain of their affiliates) of approximately $339,000 as of the Confirmation Date (including accrued salaries and loans and advances made to the Company) may be paid from time to time after payment in full of the Creditors' Note, as the cash flow of the Company may permit; however, each insider has the option to elect to be paid in shares of common stock of the Company valued at the then currant market price of such common stock as reported on "NASDAQ". Through Sept 30, 1999, approximately $257,000 has been paid on the claims of insiders, principally through the issuance of common stock.

          Equity interests, including interests of stockholders and warrant holders, were not altered or impaired under the terms of the Plan. However the terms of the Plan prohibit the Company from paying dividends until all payments required under the Plan have been made.

          Pursuant to SOP 90-7, the Company was not required to adopt "fresh-start" reporting (and, as a result, revalue all of its assets and liabilities) since the holders of the Company's existing & voting stock immediately prior to confirmation held the same relative voting interests after confirmation. In addition, since the Company will be paying all of its pre-petition liabilities at their original principal amounts, the Company did not recognize any material gain or loss as a result of the confirmation of the Plan.

 Note 3 - Stockholders' Equity:

          Reverse Stock Split -Effective at the close of business on January 4, 1999, the Company effectuated a one-for-ten reverse stock split, which has been retroactively reflected in the accompanying final statements.


 Note 4 - Subsequent Events:

          On August 5, 1999, the Company issued, in a private placement, 500,000 shares of the Company's common stock to Robert J. Hartung for $250,000. In addition. Mr. Hartung has loaned to the Company $250,000 payable in August 2001 with 10% interest per annum; the loan is collateralized by the real estate and improvements of the Company, and is convertible as to principal in whole (but not in part) at any time into shares of common stock of the Company at $.50 per share. Upon conversion of the principal of this note, all accrued interest
          (other than interest on any prepaid principal) will be forgiven.

                       MILLENNIUM SPORTS MANAGEMENT, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)



          Simultaneous with these transactions, Barry M. Levine and Robert H. Stoffel, Jr. resigned as directors and officers of the Company, and Mr. Hartung was elected to the board of directors and assumed the responsibilities of President, Chief Operating Officer and Chief Financial Officer.

                      MILLENNIUM SPORTS MANAGEMENT, INC.
                  PROXY - 1999 ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 29, 1999

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN CONNECTION WITH THE 1999 ANNUAL MEETING OF SHAREHOLDERS OF MILLENNIUM SPORTS MANAGEMENT, INC., TO BE HELD ON DECEMBER 29, 1999. THE SHAREHOLDER HAS THE RIGHT TO APPOINT AS HIS PROXY A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN A PERSON DESIGNATED BELOW, BY INSERTING THE NAME OF SUCH PERSON IN THE BLANK SPACE PROVIDED OR BY COMPLETING ANOTHER PROPER FORM OF PROXY.

    The undersigned, a shareholder of Millennium Sports Management, Inc. (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Robert J. Hartung, Allen J. Schwalb or Robert N. Adams or any of them (or ________________________________), as his proxy with full power of substitution, for and in the name of the undersigned to attend the 1999 Annual Meeting of Shareholders to be held at the Ramada Inn North at I-4 and S.R. 434, Exit 49, Longwood, Florida, at 10:00 a.m. local time on December 29, 1999, and at any adjournment(s) thereof, and there to vote upon all matters specified in the notice of said meeting as set forth herein, and upon such other business as may properly come before the meeting, all shares of stock of the Company which the undersigned would be entitled to vote if personally present at the meeting.

1. Election of the following proposed Directors to hold office until the Year 2000 Annual Meeting of Shareholders or until their successors shall be elected and shall qualify:
Nominee
-------
     Robert J. Hartung       [ ] FOR       [ ] WITHHOLD
     Robert N. Adams         [ ] FOR       [ ] WITHHOLD
     Allen J. Schwalb        [ ] FOR       [ ] WITHHOLD
     Craig McElroy           [ ] FOR       [ ] WITHHOLD

2. Ratify the appointment of Murphy & Townsend, LLC, as independent auditors for the Company for the fiscal year ending December 31, 1999
                             [ ] FOR       [ ] AGAINST          [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                  [ ] GRANT AUTHORITY                   [ ] WITHHOLD AUTHORITY

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

Dated____________________________ , 1999

________________________________________
Signature

________________________________________
Signature, if jointly held

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREIN. If signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The Board of Directors requests that you fill in, date and sign the Proxy and return it in the enclosed envelope.

IF THE PROXY IS NOT DATED IN THE ABOVE SPACE, IT IS DEEMED TO BE DATED ON THE DAY ON WHICH IT WAS MAILED TO THE COMPANY.